Exhibit 21
LIST OF SUBSIDIARIES
At December 31, 2006, PXRE Group Ltd. had the following subsidiaries:
PXRE Reinsurance Ltd., a Bermuda insurance company; Mid-Atlantic Risk Systems, a Bermuda company, PXRE Reinsurance (Barbados) Ltd., a Barbados company; PXRE Corporation, a Delaware corporation; PXRE Reinsurance Company, a Connecticut insurance company; PXRE Capital Trust I, a Delaware statutory business trust; PXRE Capital Statutory Trust II, a Connecticut statutory business trust, PXRE Capital Trust III, a Delaware statutory business trust, PXRE Capital Statutory Trust V, a Connecticut statutory business trust, PXRE Capital Trust VI, a Delaware statutory business trust, PXRE Solutions Inc., a Connecticut corporation; PXRE Solutions S.A., a Belgium Corporation, PXRE Holdings (Ireland) Limited, an Ireland corporation. (See the discussion in this Form 10-K under the captions “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”)

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